   This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated June 23, 1998, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf
        of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in
            compliance with the laws of such jurisdiction. In any
              jurisdiction where the securities, blue sky or other
               laws require the Offer to be made by a licensed
                broker or dealer, the Offer will be deemed to
                  be made on behalf of Purchaser (as defined
                    below) by Lazard Freres & Co. LLC or one
                    or more registered brokers or dealers
                       that are licensed under the laws
                             of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                         NIMBUS CD INTERNATIONAL, INC.
                                       AT
                              $11.50 NET PER SHARE
                                       BY
                           NEPTUNE ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                           CARLTON COMMUNICATIONS PLC

    Neptune Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Carlton Communications Plc, an English public limited company ("Parent"), hereby offers to purchase all outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of Nimbus CD International, Inc., a Delaware corporation (the "Company"), at $11.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which together with any amendments or supplements thereto, collectively constitute the "Offer"). Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. The purpose of the Offer is to acquire for cash as many outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company. Following the consummation of the Offer, Purchaser intends to effect the Merger described below.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JULY 21, 1998, UNLESS THE OFFER IS EXTENDED (THE "EXPIRATION
                                    DATE").

    The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the Expiration Date a number of Shares representing a majority of the total voting power of all shares of capital stock of the Company outstanding on a fully diluted basis and (2) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder applicable to the purchase of Shares pursuant to the Offer having expired or been terminated. Certain other conditions to the Offer are described in Section 13 of the Offer to Purchase.

    The Offer is being made pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 16, 1998, by and among the Company, Parent and Purchaser, pursuant to which, after completion of the Offer, Purchaser will be merged with and into the Company (the "Merger") and each issued and outstanding Share (other than (i) any Shares which are held by any subsidiary of the Company or in the treasury of the Company, or which are held, directly or indirectly, by Parent or any direct or indirect subsidiary of Parent (including Purchaser), all of which shall be canceled and none of which shall receive any payment with respect thereto and (ii) Shares held by Dissenting Stockholders (as defined in the Offer to Purchase)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive an amount in cash, without interest, equal to the price paid for each Share pursuant to the Offer. As a result of the Merger, the Company will become a wholly owned subsidiary of Parent.

    The Board of Directors of the Company has determined by unanimous vote (with one Director absent) that each of the Offer and the Merger is fair to, and in the best interests of, the holders of Shares, has approved the Offer and the Merger and adopted the Merger Agreement and has recommended by unanimous vote (with one Director absent) that holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

    Certain stockholders of the Company (the "Selling Stockholders") have entered into an agreement with Purchaser and Parent, upon the terms and subject to the conditions of which, the Selling Stockholders have agreed to tender (and not withdraw) pursuant to the Offer 9,373,322 Shares (or approximately 44% of the outstanding Shares) and any Shares thereafter acquired by them.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to the tendering stockholders. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

    Payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for such Shares or a confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each a "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in Section 3 of the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal.

    Subject to the terms of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission, Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof, such announcement to be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date of the Offer.

During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares.

    Tenders of Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after August 22, 1998.

    For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers shown on such certificates must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. None of Parent, Purchaser, the Dealer Manager (listed below), the Depositary, the Information Agent (listed below), or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date.

    The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

    The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the Letter of Transmittal and, if required, other relevant materials, will be mailed by Purchaser to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

    The Offer to Purchase and the Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

    Questions and requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth below. Requests for additional copies of the Offer to Purchase and the related Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. Such additional copies will be furnished at Purchaser's expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.
                        450 West 33rd Street--14th Floor
                               New York, NY 10001
                     Banks and Brokers Call: (212) 273-8080
                   All Others Call Toll Free: (888) 224-2745

                      The Dealer Manager for the Offer is:

                            LAZARD FRERES & CO. LLC

                              30 ROCKEFELLER PLAZA
                            NEW YORK, NEW YORK 10020
                         (212) 632-6717 (CALL COLLECT)

June 23, 1998

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